Exhibit 10.26
DISTRIBUTION AGREEMENT
THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of February, 2006 2005, by and between Uroplasty, Inc., 2718 Summer Street N.E., Minneapolis, Minnesota 55413 (“Uroplasty”), and CL Medical SARL, Le Pré Center 2, 28 avenue Général de Gaulle, F-69110 Sainte Foy Les Lyon, France (“CL”).
R E C I T A L:
WHEREAS, Uroplasty manufactures and currently markets in the United States a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets;
WHEREAS, CL has obtained regulatory clearance from the FDA (510(k) Application Number K051533, with regulatory clearance date of August 11, 2005) to introduce into commerce its tension-free vaginal tape for the treatment of female urinary incontinence, currently being marketed in Europe under the brand name “I-Stop” (the “CL Product”);
WHEREAS, subject to FDA rules and regulations, Uroplasty desires to market the CL Product in the United States and purchase its requirements of the CL Product from CL, and CL desires to manufacture the CL Product for Uroplasty and make it the exclusive distributor of the CL Product in the United States;
WHEREAS, on September 2, 2004, Uroplasty and CL entered a Manufacturing and Distribution Agreement setting forth each party’s responsibilities with respect to the manufacturing and marketing of the CL Product for distribution in the United States (the “Manufacturing Agreement”), the parties desire to terminate the Manufacturing Agreement of September 2, 2004 and have this Agreement govern all of the terms and conditions of the parties’ relationship with respect to the CL Product;
THEREFORE, IT IS AGREED AS FOLLOWS:
1. Exclusive Distributorship. During the term of this Agreement, CL appoints Uroplasty as CL’s exclusive distributor in the United States of the CL Product. In return, Uroplasty agrees during the term of this Agreement to purchase its entire requirements of CL Product components from CL, as further detailed below.
2. CL’s Responsibilities. During the term of this Agreement, CL will:
(a) Regulatory Compliance. Supply Uroplasty with (i) worldwide regulatory status changes relative to the CL Product market clearances, (ii) worldwide clinical adverse event experience (including investigational notes), (iii) all FDA correspondence, inspection results, enforcement action information and other regulatory information concerning the CL Product or the quality system used to manufacture the CL Product, (iv) assistance as Uroplasty requests to investigate and resolve CL Product complaints and/or clinical adverse events and (v) assistance in responding to FDA requests for information about the CL Product;
(b) Supply of CL Product. Supply Uroplasty in a timely manner with its entire requirements, sterilized, packaged, labeled and ready for sale, all as manufactured in accordance with FDA laws and regulations.
(c) Marketing Assistance. Use its best efforts to assist Uroplasty in the marketing of the CL Product by sharing (without cost) all of CL’s current and future marketing materials, including product photographs and graphics, I-Stop trademark logos and designs, brochures and website designs and information.
(d) Device Changes. Inform Uroplasty in advance of any changes to the CL Product (including design, manufacturing, packaging or labeling) to ensure accurate marketing programs, claims, and representations in the U.S. market. CL will provide previous generation product at Uroplasty’s request for a maximum of 3 months to allow adequate time to transition to the new design (i.e., marketing preparation, training, etc.).

3. Uroplasty’s Responsibilities. During the term of this Agreement, Uroplasty will:
(a) Appointment as US Agent. Accept appointment as US Agent for CL, the duties of “US Agent” being limited to those described in FDA regulations and 21 USC 360(i) and 21 CFR 807.40 as including responsibility for facilitating, as needed, communications between CL and the FDA, responding to questions concerning the CL Product, and scheduling inspections of CL by FDA auditors;
(b) Regulatory Compliance. Comply with all applicable national, state, regional and local laws and regulations in performing its duties hereunder, apprise CL with respect to any changes in such laws and regulations as may affect the CL Product, and promptly notify CL of any complaints and/or reported adverse health effects potentially related to the use of the CL Product, or any regulatory developments in the United States regarding CL Product;
(c) Marketing. Use its best efforts to market and sell the CL Product in the United States at such prices, and on such terms, as Uroplasty shall determine in its sole discretion, and aid CL in obtaining a U.S. trademark for the CL Product brand name to be used; and
(d) Customer Support. Uroplasty will provide prompt pre- and post-sales service and support for all units of the CL Product in the United States, including timely response to customers’ general questions, customer assistance in the diagnosis and correction of problems encountered in using the CL Product, and, only upon request by CL, will return a CL Product to CL for investigation of an alleged problem.
4. Forecasting, Order Acceptance, and Product Delivery. At minimum, Uroplasty will provide CL with rolling forecasts, quarterly, beginning January 1, 2006, for expected orders over the next ninety (90) days, and with a preliminary forecast for one hundred eighty (180) days thereafter. CL will make reasonable good faith efforts to meet the projected ninety (90) day forecasts of demand in each quarter. ON or before January 1 of each subsequent year, Uroplasty also shall confer with CL and provide what it reasonably believes is a month-by-month forecast for CL Product for the calendar year. All purchase orders issued by Uroplasty to CL shall be subject to written acceptance by CL at CL’s corporate offices. All CL Product shall be shipped to Uroplasty at its designated location ExWorks (Incoterms 2000) from CL’s production facility. If for any reason CL is prohibited from exporting CL Product from France into the United States, CL agrees this Agreement is hereby terminated. CL will cease manufacturing the CL Product and Uroplasty will begin manufacturing the CL Product for the US market. CL shall supply to Uroplasty components necessary to manufacture, package, and label the CL Product, under the applicable terms and conditions of the previous September 2, 2004 Manufacturing Agreement, as amended and agreed to reflect outdated terms and conditions.
5. Product Pricing and Payment. Exhibit B is a schedule of CL’s pricing in Euros to Uroplasty for CL Products. Uroplasty will pay 30% of the purchase price for CL Products in Euros, at the time Uroplasty places its purchase order. As to products that Uroplasty does not reject for defects, Uroplasty shall pay CL, in Euros, the remaining 70% balance, net of returns, in net 60 days after receipt. For defects other than those in packaging and labeling discovered by Uroplasty after full payment has been made, Uroplasty shall be entitled to a credit or refund in the amount of the purchase price, shipping expenses and all applicable other costs paid by Uroplasty under this Agreement.
6. Minimum Purchase Requirements. Despite the above provisions, Uroplasty agrees during the term of this Agreement to purchase a minimum number of CL Products as described on the attached Exhibit C.

7. Intellectual Property Matters.
(a) License Grant. To the extent required, CL hereby grants, and Uroplasty hereby accepts, an exclusive (subject to the fulfillment of the other provisions), nontransferable right and license of the specified CL intellectual property to market, demonstrate and distribute the CL Product to end-users and to use the CL Medical “I-Stop” trademark and logo, in the United States, during the term of this Agreement, solely for the purpose of exercising the rights granted herein. This license does not grant, and Uroplasty shall not have, any right or license to (a) manufacture the CL Product or component thereof for any purpose, (b) use the CL Product for any purpose other than marketing, demonstration and/or distribution to end users, (c) modify any unit of the CL Product in any manner, or (d) possess or retain any rights to CL’s intellectual property.
(b) Patents. Uroplasty agrees to assign and transfer to CL the entire right, title and interest, for the United States of America and its possessions and territories and for all foreign countries, in and to any U.S. or foreign patents issued in connection with the CL Product, including methods of use thereof, or any improvements thereupon, including any and all additions, alterations, modifications, design changes, and other improvements to the CL Product, including methods of use thereof, which are jointly developed by CL and Uroplasty at any time during the term of this Agreement, and regardless whether CL owns or holds any proprietary rights therein or thereto.
(c) Use During Agreement. Uroplasty agrees not to attach any additional trademarks, trade names, logos or designations to the CL Product without the prior written consent of CL, which shall be conditioned on CL’s approval of location, content and appearance of any proposed attachment, and further agrees not to use any CL trademark in connection with any product other than the CL Product.
(d) No Acquired Proprietary Rights. Uroplasty has paid no consideration for the use of CL’s trademarks, trade names, logos, designations or copyrights, and nothing in this agreement will give Uroplasty any right, title or interest in any of them.
(e) No Continuing Rights. Upon expiration or termination of this Agreement, Uroplasty will immediately cease all display, advertising and use of CL trademarks, trade names, logos and designations and will not thereafter use similar or confusing trademarks, trade names, logos and designations.
(f) Obligation to Protect. Uroplasty agrees to use reasonable efforts to protect CL’s proprietary rights and to cooperate in CL’s efforts to protect its proprietary rights. Uroplasty agrees to promptly notify CL of any known or suspected breach of CL’s proprietary rights that comes to Uroplasty’s attention.

8. Indemnification
(a) IP Indemnity. CL will defend, indemnify and hold Uroplasty, Uroplasty’s customers who have purchased the CL Product, and each of their respective directors, officers, employees and agents, harmless for any and all losses, claims, damages, awards, costs and expenses including reasonable attorney’s fees which arise from any claim by any third party that any of CL Intellectual Property infringes such third party’s patent, copyright or other intellectual property rights. This indemnity shall survive the termination of this agreement. NO LIMITATION OF LIABILITY SET FORTH ELSEWHERE IN THIS AGREEMENT IS APPLICABLE TO THIS INDEMNIFICATION. The provisions of this section set forth the entire liability of CL and the sole remedies of Uroplasty with respect to infringement and allegations of infringement of intellectual property rights or other proprietary rights of any kind in connection with the use of CL Intellectual Property.
(b) By CL. CL shall indemnify, protect, defend, and hold Uroplasty, its sub-licensees, parents, subsidiaries, and affiliates, and the respective officers, directors, shareholders, agents, and employees of all of the foregoing, harmless from and against any and all costs, claims, suits, losses, damages, liabilities, and expenses (including reasonable attorney’s fees) arising out of or resulting from (i) product, design and manufacturing defects in the CL Product, (ii) the breach by CL of any representation, warranty, covenant or obligation contained in this Agreement, (iii) the marketing, manufacture, distribution or use of the CL Product in the United States, and the activities of CL related thereto, prior to the Effective Date or (iv) any marketing, manufacture, distribution or other exploitation of the CL Product by CL outside the United States. NO LIMITATION OF LIABILITY SET FORTH ELSEWHERE IN THIS AGREEMENT IS APPLICABLE TO CLAIMS ARISING UNDER ITEMS (i) (iii) (iv) OF THIS SECTION 9.2. AND TO CLAIMS ARISING UNDER ITEM (ii) OF THIS SECTION 9.2 IF CL’S BREACH WAS WILLFUL OR GROSSLY NEGLIGENT.
(c) By Uroplasty. Uroplasty shall indemnify, protect and save CL, which term shall include all officers, directors, employees and agents thereof (hereinafter referred to as “Indemnitees”) harmless from all claims, demands, suits or actions (including attorneys’ fees incurred in connection therewith) arising out of or resulting from the breach by Uroplasty of any representation, warranty, covenant or obligation contained in this Agreement.
(d) Product Liability and Property Insurance. During the term of this Agreement, each party shall maintain product liability insurance covering the CL Product and, including without limitation, each party’s contractual liability to the other pursuant to the indemnification provided in this Section 9, with combined single limits of liability in the amount of Two Million U.S. Dollars ($2,000,000). This insurance coverage must be provided by a carrier with an A.M. Best rating of A- or better. Prior to, or upon execution of this Agreement, and at such other times as either party may request during the term of this Agreement, each party shall provide, as a condition to the other’s obligations under this Agreement, a certificate of insurance issued by the carrier (admitted to conduct business in the United States of America), evidencing the insurance required under this Section 9.4. Property insurance shall be maintained by each party for potential physical damage or loss of shipment while in transit. This provision is applicable for each shipment until the transfer of rights under this agreement.
9. Warranties and Limited Liabilities
(a) CL Product Warranty. CL warrants to Uroplasty and end-users that the CL Product Components will be manufactured in accordance with FDA laws and regulations and free of all defects in workmanship and material. At Uroplasty’s option, CL will, at its sole cost and expense, repair, replace or accept return for credit of any CL Product Components that Uroplasty determines not to meet product specifications and this warranty.
(b) Disclaimer of Warranties. CL MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE CL PRODUCT EITHER TO UROPLASTY OR TO END-USERS, AND HEREBY DISCLAIMS ALL WARRANTIES TO UROPLASTY REGARDING THE CL PRODUCT, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
(c) Uroplasty Warranty. Uroplasty will make no warrant, guarantee or representation whether written or oral, on CL’s behalf.

(d) Liability Limitations and Exclusions. REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN OR IN CL’S END-USER WARRANTY FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY UROPLASTY, ITS CUSTOMERS OR OTHERS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CL PRODUCT, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
10. Non-competition by Uroplasty. In consideration of the exclusive arrangements provided in this Agreement, Uroplasty agrees that, during the term of this Agreement and, if this Agreement expires pursuant to the opening paragraph of Section 12 upon the end of the initial or any successive term hereof, for one year after such expiration, it will not manufacture its own, or market any other party’s, tension-free vaginal tape product for the treatment of female SUI.
11. New or Improved CL Products. As further consideration for this Agreement, if CL develops any improvements or modifications to the CL Product or the CL Product Components during the term hereof, CL will provide such improvements or modifications to Uroplasty without additional charge for use under this Agreement as Uroplasty so determines in its discretion, subject to FDA regulatory approval. In addition, if CL develops any new medical devices or procedures during the term hereof, it will offer Uroplasty the right of first refusal for the exclusive distribution rights as to such devices or procedures in the United States.
12. Term and Termination. The initial term of this Agreement runs through six years from the date of this Agreement. Uroplasty may renew this Agreement for successive five-year terms upon written notice to CL given not later than six months prior to the end of the initial or any successive term.
Despite the foregoing, this Agreement may terminate early as follows:
(a) by mutual written agreement of the parties;

(b) by either party upon written notice to the other of a material breach of this Agreement, but only if the other party does not cure the breach within 30 days after receipt of such written notice;

(c) by either party upon written notice to the other if the other party (i) files a bankruptcy or other similar petition relating to its debts (or has an involuntary petition filed against it that is not dismissed within 30 days), (ii) becomes insolvent or (iii)
makes an assignment for the benefit of creditors; or

(d) engages in conduct in the marketplace which results in serious criminal charges being brought against Uroplasty or its principal officers in connection with said conduct, which, in the reasonable judgment of CL, may harm the economic interests or commercial reputation of CL.; or

(e) engages in conduct in the marketplace which results in serious criminal charges being brought against CL or its principal officers in connection with said conduct, which, in the reasonable judgment of Uroplasty, may harm the economic interests or commercial reputation of Uroplasty.

(f) by CL at any time, upon CL’s decision to stop the distribution of the CL Products for more than 12 months in the US.
Upon any termination, Uroplasty may dispose of all CL Products and CL Product Components in its remaining inventory in the normal course of business.
Provided, further, in the event that Uroplasty fails to reach its minimum target for sales in any one year period commencing on and after the first year of this Agreement, CL shall have the right to terminate in whole or part CL’s grant to Uroplasty of exclusivity within the United States as CL’s sole distributor.
13. Force Majeure. Neither party shall not be responsible for any failure to perform due to unforeseen circumstances or to causes beyond CL’s reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes or shortages of transportation, facilities, fuel, energy, labor or materials. In the event of any such delay, CL may defer the delivery date of orders for the CL Products, and Uroplasty may stop ordering CL Product, for a period equal to the time of such delay.

14. Confidentiality. Each party agrees to keep confidential all proprietary and confidential information (written and oral) concerning the other’s business, financial, operational and acquisition plans and projections. Each agrees to use this information only to further this Agreement. Neither party will disclose any of this information to any person, firm or entity, except on a need-to-know basis to its respective employees, agents, attorneys and advisors who agree to maintain the confidentiality of this information.
A party is not responsible to keep confidential any information that (i) is or becomes public other than as a result of acts by or through such party, (ii) it can demonstrate is already known by such party at the time of the other’s disclosure, (iii) it independently obtains from a third party having no duty of confidentiality to the other, (iv) it independently develops without using confidential information from the other or (v) it must disclose pursuant to applicable laws or court order. CL acknowledges that Uroplasty may be required to disclose regulatory and other data of CL to the FDA in connection with Uroplasty’s duties as US Agent and that Uroplasty may file this Agreement with the U.S. Securities and Exchange Commission as part of Uroplasty’s periodic filings.
15. Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties hereof and their respective permitted successors and assigns. Uroplasty may assign this Agreement to any person, firm or entity that acquires all or substantially all of Uroplasty’s assets or acquires Uroplasty by stock acquisition or merger.
16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the CL Product and supersedes all prior agreements and understandings between the parties, whether written or oral, and any other communications between the parties relating to the CL Product, including the September 2, 2004 Manufacturing Agreement, which is hereby terminated with this Distribution Agreement.
16. Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be settled exclusively under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be before three arbitrators to be nominated by the International Chamber of Commerce. One arbitrator shall be selected by each party and the third arbitrator (who shall be the Chairperson) shall be selected by the first two arbitrators. The arbitrators shall be fluent in written and spoken English, with expertise in the field of medical devices, either as attorneys, accountants or corporate officers of medical device companies. Each party will pay its own expenses and share all common expenses. Provided further, however, if the dispute in question has the reasonable likelihood of resulting in a reward of less than US $One Million, the parties agree that such a dispute will be heard and decided by a single arbitrator meeting the above expertise and language qualifications, either agreed upon by the parties within fourteen (14) days of the notice by one party to the other of intent to arbitrate, or selected by the International Chamber of Commerce. The arbitration shall be in English and held in Lyon, France (or in such other place as the parties may agree). This Agreement will be governed by the laws of France and specifically excludes the United Nations Convention on Contracts for the International Sales of Goods (“CISG”).
IN WITNESS WHEREOF, the undersigned, who warrant and represent that they are duly authorized by their respective parties to execute this Agreement, hereunto affix their signatures on behalf of their respective parties as of the date first above written.

Uroplasty, Inc.		CL Medical SARL

By:		By:
	Its Duly Authorized Representative		Its Duly Authorized Representative